Exhibit 10.12

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

Employment Agreement

THIS AGREEMENT made, to take effect on the 15th day of Auguest     , 2023, between Richtech Robotics Inc. a Corporation under the laws of the Nevada and having its principal place of business at Las Vegas, NV (the “Employer”); and Matt Casella the “Employee”).

WHEREAS the Employer desires to obtain the benefit of the services of the Employee, and the Employee desires to render such services on the terms and conditions set forth.

IN CONSIDERATION of the promises and other good and valuable consideration (the sufficiency and receipt of which are hereby acknowledged) the parties agree as follows:

1.	Employment

The Employee agrees that he/she will at all times faithfully, industriously, and to the best of his/her skill, ability, experience and talents, perform all of the duties required of his/her position. In carrying out these duties and responsibilities, the Employee shall comply with all Employer policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time. It is also understood and agreed to by the Employee that his assignment, duties and responsibilities and reporting arrangements may be changed by the Employer in its sole discretion without causing termination of this agreement.

2.	Position Title

As a President, the Employee is required to perform their assigned duties and undertake their tasks and responsibilities in a professional manner. Other duties as may arise from time to time and as may be assigned to the employee.

3.	Position Responsibilities

The position responsibilities are divided into two stages:

Stage 1: (First 3 Months): During this stage, the primary focus will be on fundraising activities, including private financing, IPO issuance financing, marketing and roadshows, and investor relations maintenance. Additionally, providing advice, consultation, and resource introduction for the company’s Business Development and the operation of robot beverage stores will be included.

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

Stage 2: (After First 3 Months): In addition to the responsibilities from Stage 1, the following tasks will also be included:

Developing optimized operational and management strategies.

Identifying and securing prime locations for new stores.

Establishing partnerships with franchisees and promotional partners.

Exploring and leveraging financing channels for expansion.

Utilizing media outlets for effective marketing and brand exposure.

Organizing and conducting investment conferences.

Reviewing and approving relevant documentation and promotional materials.

Collaborating with the management team and board to develop the company’s growth strategies.

Collaborating with the management team and board to develop the company’s overall equity and stock option incentive plans post IPO.

4.	Compensation

(a) Cash Salary: $100,000 per year.

(b) Trigger for Annual Salary Adjustment: Within one month after the company’s IPO or upon achieving a fundraising amount of $5 million, the annual salary will be adjusted to $185,000 per year.

(c) Stock Option Incentive Plan: The annual stock option grant will follow a “50+70” plan, where 50,000 shares will be granted as vested stock options after one year of service, and an additional 70,000 shares will be granted based on the completion of annual performance targets.

(d) The detailed annual performance targets mentioned above will be agreed upon in writing within one month after the start date..

(e) After 60 days of full-time employment, the first day of next month employee can be enrolled in company’s group health insurance plan and option of a 401k account. Such payments shall be subject to such normal statutory deductions by the Employer.

5.	Paid Holiday

The Employee shall be entitled to paid holiday in amount of 8 dates per calendar year, they are:

New Year’s Day – January 1

Big Eye Observation Day

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

Memorial Day – Last Monday in May

Independence Day – July 4

Labor Day – First Monday of September

Veteran’s Day – November 11

Thanksgiving Day – Fourth Thursday in November

Christmas Day – December 25

6.	Probation Period

It is understood and agreed that the first ninety (90) days of employment shall constitute a probationary period during which period the Employer may, in its absolute discretion, terminate the Employee’s employment, for any reason without notice or cause.

7.	Performance Reviews

(a) During Probation period (90 days), employee will receive a 30-day, 60-day, and a 90-day performance evaluation by his or her supervisor.

(b) All Employee will be provided with a written performance appraisal at least once per year and said appraisal will be reviewed at which time all aspects of the assessment can be fully discussed.

8.	Termination

(a) The Employee may at any time terminate this agreement and his employment by giving not less than four weeks written notice to the Employer.

(b) The Employer may terminate this Agreement and the Employee’s employment at any time, without notice or payment in lieu of notice, for sufficient cause.

(c) The Employer may terminate the employment of the Employee at any time without the requirement to show sufficient cause pursuant to (b) above, provided the Employer pays to the Employee an amount as required by the Employment Standards Act 2000 or other such legislation as may be in effect at the time of termination. This payment shall constitute the employee’s entire entitlement arising from said termination.

(d) The employee agrees to return any property of Richtech Robotics Inc. at the time of termination.

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

9.	Intellectual Property

(a) Employee agrees to assign to the Employer (“Richtech Robotics”) all present and future rights, title, and interest to all intellectual property created or discovered during the course of Employee’s employment with the Employer. Intellectual Property includes, but is not limited to, algorithms, code, concepts, developments, designs, discoveries, ideas, formulas, improvements, inventions, processes, software, trademarks, and trade secrets. Intellectual Property also includes the tangible embodiments (e.g. – drawings, notes) of any intangible items.

(b) The Employee agrees to cooperate with the Employer to do whatever is reasonably necessary to obtain the patents and copyrights required to secure the Employer’s ownership rights in the Intellectual Property. The Employee will cooperate with the Employer during the course of the Employee’s employment with the Employer as well as after termination of this employment.

(c) Following termination of this employment, the Employer will have exclusive ownership rights to all of the Employee’s post-employment Intellectual Property that arises from or directly relates to the Employee’s work for the Employer.

(d) Upon termination of this employment, the Employee agrees to immediately return all tangible embodiments of the Intellectual Property, including but not limited to data, drawings, documents, and notes developed during the course of the Employee’s employment. The Employee will not make copies or attempt to recreate the tangible embodiments.

(e) Employee does not fulfill the Intellectual Property compliance will be responsible for all corresponding economic losses.

10.	Company properties

(a) Any and all equipment provided to the employee to complete the required job functions remains the sole and exclusive property of the company.

(b) Company has the absolute ownership of all its properties. All physical, virtual, digital and Intellectual properties are conceded company properties

(c) Any employees willingly or intentionally destroying, altering, deleting, or changing any of the company’s physical, virtual, digital, and intellectual properties without authorization from the company will result in any necessary legal actions and/or be responsible for all negative result to company image and financial losses due to this action.

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

11.	Non- Competition

(a) It is further acknowledged and agreed that following termination of the employee’s employment with Richtech Robotics Inc. for any reason the employee shall not hire or attempt to hire any current employees of Richtech Robotics Inc..

(b) It is further acknowledged and agreed that following termination of the employee’s employment with Richtech Robotics Inc. for any reason the employee shall not solicit business from current clients or clients who have retained at Richtech Robotics Inc. in the 12-month period immediately preceding the employee’s termination.

(c) During the term of this Agreement and for a period of twelve (12) months following the Employee’s removal or resignation from the position or any of its subsidiaries or affiliates (the “Restricted Period”), the Employee shall not, directly or indirectly, in any manner whatsoever engage in any capacity with any business competitive with Richtech’s (The Company) current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company’s Business”) for the Employee’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or have any interest as owner, sole proprietor, stockholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Employee may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any person or entity which is listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Employee shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.is further acknowledged and agreed that following termination of the employee’s employment with Richtech Robotics Inc. for any reason the employee shall not solicit business from current clients or clients who have retained at Richtech Robotics Inc. in the 6-month period immediately preceding the employee’s termination.

(d) The Employee hereby covenants and agrees that during the Term and for Restricted Period mentioned above following the Expiration Date, the Employee will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section, “Competing Business” means any Robotics, Automation, and AI companies, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or services that is related to Robotics, Automation and AI development, sales, trade and services. “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Employees may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

12.	Non Solicitation

(a) The Employee agrees and covenants, to run consecutively, beginning on the last day of the Employee’s employment with Richtech (The Company), not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services competitive with those offered by the Company.

(b) The Employee will not on his or her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Employee has or had material contact during his or her employment, for purposes of providing products or services that are competitive with those provided by the Employer.

(c) The Employee will not, directly or indirectly, solicit or attempt to solicit any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time, after the date the Employee’s employment terminates, or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter its relationship with the Company or any subsidiary negatively or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(d) Any employee who spread statements to any party who is a customer or client of the Company or its subsidiaries or party who is a prospective customer or client of the Company or its subsidiaries will result in any legal actions and/or be responsible for all negative result to company image and financial losses due to this action.

13.	Laws

This agreement shall be governed by the laws of State of Nevada.

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

14.	Independent Legal Advice

The Employee acknowledges that the Employer has provided the Employee with a reasonable opportunity to obtain independent legal advice with respect to this agreement, and that either:

(a) The Employee has had such independent legal advice prior to executing this agreement, or;

(b) The Employee has willingly chosen not to obtain such advice and to execute this agreement without having obtained such advice.

15.	Entire Agreement

This agreement contains the entire agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the employment of the Employee by the Employer and shall be amended or modified only by written instrument signed by both of the parties hereto.

16.	Severability

The parties hereto agree that in the event any article or part thereof of this agreement is held to be unenforceable or invalid then said article or part shall be struck and all remaining provision shall remain in full force and effect.

IN WITNESS WHEREOF the Employer has caused this agreement to be executed by its duly authorized officers and the Employee has set his hand as of the date first above written.

***This Agreement does not guarantee employment and only be valid until the signatures of both the employee and the employer appear below****

SIGNED, SEALED AND DELIVERED in the presence of:

Matthew Casella	Zhenwu Huang
[Name of employee]	[Name of Employer Rep]

/s/ Matthew Casella	/s/ Zhenwu Huang
[Signature of Employee]	[Signature of Employer Rep]

7/27/23	7/27/2023
[Date]	[Date]

Las Vegas: 4175 Cameron St, Las Vegas, NV 89103 Austin: 13706 Research Blvd, Austin, TX 78750 www.richtechrobotics.com (866) 363-0570

THE REMAINDER OF THIS DOCUMENT IS INTENTIONALLY LEFT BLANK